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                               Contact: Haim Tsuff
                                        Chief Executive Officer
                                        713-621-3882
                                        ISRAMCO@WORDONLINE.NL

                                        John Swanson
                                        Swanson Communications, Inc.
                                        516-671-8582

/For Immediate Release/

                 ISRAMCO SUBSIDIARY LEASES MAGIC 1 CRUISE LINER

HOUSTON, March 15, 2005 -- ISRAMCO, INC. (NASDAQ: ISRL -) announced that its wholly owned subsidiary, Magic 1 Cruise Line, Corp., entered into a lease agreement pursuant to which it will lease the cruise liner MIRAGE 1 to a cruise line tour operator for the period from April 14, 2005 through October 31, 2005 at a daily rate of $8,000. The tour operator will operate the cruise liner on a "bareboat lease" basis under which it will solely bear all outlays associated with the operation, maintenance and upkeep of the cruise liner. As previously disclosed, Isramco purchased the MIRAGE 1, a luxury cruise liner containing 270 passenger cabins spread out over nine decks, in March 2004.

        The tour operator entered into a marketing agreement with a subsidiary of Egged, one of the leading transportation companies in Israel, pursuant to which Egged's subsidiary has undertaken to promote and market tours on the MIRAGE 1. Under the marketing agreement, the tour operator is entitled to minimum payments from Egged's subsidiary.

        In order to assist in the promotion and marketing of MIRAGE 1 tours, Isramco furnished a guarantee in favor of Egged's subsidiary, indemnifying it against any damages up to a maximum amount of $1 million that the subsidiary may suffer as a result of breach of the marketing agreement by the tour operator. The tour operator will provide Isramco with a bank guarantee in the amount of $600,000 and will grant Isramco a lien on all amounts due to the tour operator under the marketing agreement in order to secure the tour operator's obligations under the lease agreement and to reimburse Isramco for any damages it might suffer due to its guarantee.

                           FORWARD-LOOKING STATEMENTS

ALL STATEMENTS CONTAINED HEREIN, AS WELL AS ORAL STATEMENTS THAT MAY BE MADE BY THE COMPANY OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF THE COMPANY ACTING ON THE COMPANY'S BEHALF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" AND ARE MADE PURSUANT TO THE SAFE-HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES ARE OUTLINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 2003, ITS QUARTERLY REPORTS ON FORM-10-Q, AND SUCH OTHER DOCUMENTS AS ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE COMPANY IS NOT OBLIGATED TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS RELEASE.
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